Exhibit 10.33

2010

AMPHENOL MANAGEMENT INCENTIVE PLAN

I.                                         Purpose

The purpose of the Plan is to reward eligible key employees of Amphenol Corporation and affiliated operations with performance based cash bonus payments provided certain individual, operating unit and Company goals are achieved.

II.                                     Eligibility

Key management personnel and target bonuses are as recommended by the Chairman and CEO.  Generally, participation includes senior management positions, corporate staff managers, general managers and their designated direct reports.  Participation, target bonuses and bonus payments are as approved by the Compensation Committee of the Board of Directors.

III.                                 Plan Components

Payments under the Incentive Plan are based primarily on performance against quantitative measures established at the beginning of each year. In addition, consideration will be given, when appropriate, to certain qualitative factors as further discussed below. The quantitative portion of the 2010 Management Incentive Plan is contingent upon the Company’s achievement and/or each Group’s achievement, and/or each operating unit’s achievement and/or each individual’s achievement of performance targets and/or goals. These targets and/or goals include revenue, operating income, operating cash flow, return on investment, return on sales, organic growth and contribution to EPS growth. For 2010 quantitative performance criteria are based primarily on sales and income growth in 2010 over 2009 and actual performance in 2010 as compared to 2010 budget. Performance based payments pursuant to the 2010 Management Incentive Plan may be adjusted if unusual and unanticipated market conditions materially impact the Company’s, a Group’s, an operating unit’s, or an individual’s growth and/or performance. Qualitative factors considered in establishing performance based payment pursuant to the 2010 Management Incentive Plan include the following:  accomplishments against budget, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, other specific individual objective impacting Company performance, customer satisfaction, cost reductions and productivity improvement and quality management.

IV.                                 Administration

•                  Payments are based upon average base salary during the Plan year (new hires will be prorated accordingly if hired after February 1st of the plan year).

•                  The maximum allowable payout under the Plan is 2x the target bonus as applied to average base salary.

•                  To be eligible for the bonus payment, a participant must be an active employee on the payroll and in good standing as of December 31, 2010. Exceptions must be recommended by the Chairman and CEO and be approved by the Compensation Committee.

•                  Payments are made not later than March 15th of the calendar year immediately following the Plan year.  All payments are subject to the recommendation of the Chairman and CEO and the approval of the Compensation Committee.

•                  The Plan is intended to be exempt from the requirements of the Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder (“Section 409A”) or if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan shall be construed in a manner consistent therewith.